RCC Trust II

AMENDMENT TO JUNIOR SUBORDINATED INDENTURE AND
JUNIOR SUBORDINATED NOTE DUE 2036

THIS AMENDMENT TO JUNIOR SUBORDINATED INDENTURE AND JUNIOR SUBORDINATED NOTE DUE 2036 (this “Amendment”) is made this 26th day of October, 2009 to be effective as of September 30, 2009 (the “Effective Date”), by and between RESOURCE CAPITAL CORP., a Maryland corporation (the “Company”), and WELLS FARGO BANK, N.A., as Trustee (the “Trustee”).

RECITALS

WHEREAS, the Company and the Trustee entered into that certain Junior Subordinated Indenture dated as of September 29, 2006 (the “Indenture”) to provide for, among other things, the issuance by the Company of certain junior subordinated notes, including without limitation, that certain Junior Subordinated Note due 2036 in the original principal amount of Twenty-Five Million Seven Hundred Seventy-Four Thousand and 00/100 Dollars ($25,774,000.00) (the “Note”) issued to evidence loans made to the Company of the proceeds from the issuance by RCC Trust II, a Delaware statutory trust (the “Trust”), of undivided preferred beneficial interests in the assets of the Trust and undivided common beneficial interests in the assets of the Trust; and

WHEREAS, the Company, the Trustee, as Property Trustee, Wells Fargo Delaware Trust Company, as Delaware Trustee, and certain Administrative Trustees entered into that certain Amended and Restated Trust Agreement dated as of September 29, 2006, as amended by that certain Amendment to Amended and Restated Trust Agreement dated of even date herewith (together, the “Trust Agreement”) to provide for, among other things, (i) the issuance of Common Securities, (ii) the issuance and sale of Preferred Securities, and (iii) the acquisition of the Note and any other notes issued pursuant to the Indenture; and

WHEREAS, the Company has requested a waiver of, and the Trustee has agreed to waive, certain covenants set forth in the Indenture, all in accordance with the terms and conditions hereof; and

WHEREAS, capitalized terms not otherwise defined herein shall have the meaning provided for such terms in the Indenture and/or the Trust Agreement, as applicable.

AGREEMENT

NOW, THEREFORE, in consideration of the premises by each of the parties to the other, receipt of which is hereby acknowledged, and other good and valuable consideration, the parties hereto, intending to be legally bound, hereby covenant and agree as follows:

1. Confirmation of Recitals.

a. The Company hereby ratifies, confirms and acknowledges that the statements contained in the foregoing Recitals are true and complete in all respects and that the Indenture and the documents executed by the Company in connection therewith, including without limitation, the Trust Agreement, the Note, the Common Securities Subscription Agreement, and the Trust Securities (together with the Indenture being sometimes referred to herein collectively as the “Operative Documents”) are valid, binding and in full force and effect as of the date hereof, and fully enforceable against the Company, as applicable, in accordance with their terms, subject to and as amended by this Amendment.

b. The Trustee hereby ratifies, confirms and acknowledges that the statements contained in the foregoing Recitals are true and complete in all respects and that the Trust Agreement, the Preferred Securities Certificate, the Indenture and any other documents executed by the Trustee in connection with any of the foregoing are valid, binding and in full force and effect as of the date hereof, and fully enforceable against the Trustee, in accordance with their terms, subject to and as amended by this Amendment.

2. Waiver of Financial Covenants.  Notwithstanding anything to the contrary set forth in Section 10.7 [Financial Covenants] of the Indenture or any other section of the Operative Documents, the obligations of the Company with respect to the covenants and conditions set forth in Section 10.7(a) and 10.7(b) of the Indenture are hereby expressly waived for the period commencing on December 31, 2009, and continuing through December 31, 2011 (the “Waiver Period”).  Upon expiration of the Waiver Period, the obligations of the Company with respect to such covenants and conditions shall be and thereafter remain in full force and effect.

3. Intentionally Deleted.

4. Interest Rate.  Notwithstanding anything to the contrary set forth in the Note or the Indenture, including without limitation, Section 2.1 and Section 3.1 thereof, during the period commencing on the Effective Date and continuing through September 30, 2011 (the “Interest Modification Period”), interest on the outstanding principal sum of the Note shall accrue, at a variable rate, reset quarterly, equal to LIBOR plus 5.95% per annum.  Upon expiration of the Interest Modification Period, such variable rate shall revert to LIBOR plus 3.95% per annum as existed prior to the commencement of the Interest Modification Period.

5. Amendment to Form of Security.  In order to accommodate the amendments set forth in Section 4 above, Section 2.1 [Form of Security] of the Indenture is hereby deleted and replaced in its entirety with the provisions set forth in Exhibit A attached hereto.

6. References.  With respect to certain defined terms set forth in the Indenture and each of the other Operative Documents, the Company and the Trustee covenant and agree as follows:

a. any and all references in the Indenture to the “Securities” or the “Security” shall include the Note, as amended hereby; and

b. any and all references in the Indenture and each of the other Operative Documents to the “Indenture” shall mean the Indenture as amended hereby.

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7. Restructuring Fee.  As a condition precedent to the Trustee’s agreement to the waivers set forth in Section 2 of this Amendment, the Company shall pay to Kodiak CDO Management, LLC (“Kodiak”) a restructuring fee pursuant to that certain Fee and Expense Reimbursement Letter Agreement, dated of even date herewith, by and between the Company and Kodiak (the “Fee and Expense Reimbursement Agreement”).

8. Certain Fees, Costs, Expenses and Expenditures.  The parties hereto will be responsible for the payment of their own expenses incurred in connection with the review, preparation, negotiation, documentation and closing of this Amendment and the consummation of the transactions contemplated hereunder; provided, however, as a condition precedent to the Trustee’s agreement to the waivers set forth in Section 2 of this Amendment, the Company shall pay the reasonable expenses and fees of Kodiak’s counsel pursuant to the Fee and Expense Reimbursement Agreement.

9. Surrender and Replacement of Note.  As a condition precedent to the Trustee’s agreement to the waivers set forth in Section 2 of this Amendment, the Trust shall surrender the Note to the Company for cancellation, and the Company shall issue to the Trust an amended note, substantially in the form of the security set forth in Exhibit A attached hereto, to replace the Note.

10. Additional Documents; Further Assurances.  The Company covenants and agrees to execute and deliver to Trustee, or cause to be executed and delivered to Trustee, contemporaneously herewith, at the sole cost and expense of the Company, any and all other documents, agreements, statements, resolutions, certificates, consents and information the Trustee may reasonably require in connection with the matters or actions described herein.  All such documents, agreements, statements, resolutions, certificates, consents and information shall be in form and content reasonably acceptable to the Trustee.

11. Ratification.  Except as amended hereby, the Indenture and each of the other Operative Documents shall remain in full force and effect without modification.

12. Inconsistencies.  To the extent of any inconsistency between the terms and conditions of this Amendment and the terms and conditions of the Indenture, the Note or any of the other Operative Documents, the terms and conditions of this Amendment shall prevail.  All terms and conditions of the Operative Documents not inconsistent herewith shall remain in full force and effect and are hereby ratified and confirmed.

13. Governing Law; Binding Effect; Assignment.  This instrument shall be governed by and construed according to the laws of the State of New York without reference to its conflict of laws provisions and shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns; provided, however, the Company shall not assign this Amendment or any of the Company’s rights or obligations hereunder, except as and to the extent expressly permitted by the Indenture.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

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IN WITNESS WHEREOF, the parties have duly executed this Amendment, as a sealed instrument, on the day and year first above written.

COMPANY:

RESOURCE CAPITAL CORP.

By:	/s/ David J. Bryant
Name: David J. Bryant
Title: Chief Financial Officer

TRUSTEE:

WELLS FARGO BANK, N.A.

By:	/s/
Name:
Title:

Signature Page to JSI Amendment (RCC Trust II)

EXHIBIT A

[Amended Form of Security]

SEE ATTACHED